EXHIBIT 99.1

N E W S B U L L E T I N FROM:		RE: [LOGO] W O R L D W I D E R E S T A U R A N T C O N C E P T S
FRB	WEBER SHANDWICK FINANCIAL COMMUNICATIONS
15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

FOR FURTHER INFORMATION:
AT THE COMPANY:		AT FRB¦ WEBER SHANDWICK:
Keith Wall Vice President and CFO (818) 662-9800	Kim Forster Vice President, Planning (818) 662-9800	Linda Chien General Information (310) 407-6547	Tricia Ross Investor/Analyst Contact (310) 407-6540

FOR IMMEDIATE RELEASE

October 16, 2003

WORLDWIDE RESTAURANT CONCEPTS, INC. COMMENTS

ON E.COLI-RELATED LAWSUITS

SHERMAN OAKS, Calif.—October 16, 2003—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today announced that the company, along with two of its suppliers, have been named as defendants in a potential class-action lawsuit arising from E.coli incidents reported by guests at several of the company’s Pat & Oscar’s restaurants.

In another case, a prominent national law firm that specializes in E.coli-related litigation also filed suit on behalf of one of the individuals who became ill. Neither Worldwide Restaurant Concepts nor Pat & Oscar’s was named as a defendant in that complaint, which alleges that the suppliers of the sanitized, pre-washed and packaged, but allegedly contaminated lettuce had a duty to supply lettuce products that were “clean, wholesome and free from spoilage and adulteration, and which were safe for human consumption, but failed to do so.”

Health officials continue to focus their investigation on the suppliers of the lettuce that was consumed by the affected guests, and have praised Pat & Oscar’s for the speed and thoroughness of its response and its ongoing cooperation. Pat & Oscar’s top priority is the health and safety of its guests and in response to these illnesses, has established a toll-free number for guests to seek reimbursement of related medical expenses.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc., operates, franchises or joint ventures 318 Sizzler® restaurants worldwide, 112 KFC® restaurants primarily located in Queensland, Australia, and 21 Pat & Oscar’s®

-more-

FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities

Worldwide Restaurant Concepts, Inc.

restaurants. More information about Worldwide Restaurant Concepts can be found at www.wrconcepts.com.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

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